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                                                                     EXHIBIT 3.1

                            3RD AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

              YESMAIL.COM, INC., FORMERLY KNOWN AS WP HOLDING, INC.


        yesmail.com, inc., formerly known as WP Holding, Inc., a corporation organized on October 26, 1998 and existing under and by virtue of the General Corporation Law of the State of Delaware ("GCL"), pursuant to Sections 242 and 245, DOES HEREBY CERTIFY:


                FIRST: The name of the corporation is: yesmail.com, inc.

                SECOND:The address of its registered office in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

                THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the GCL.

                FOURTH:

        I. Authorized Shares and Par Value. The total number of shares of all classes of stock which the corporation shall have authority to issue is seventy five million (75,000,000) shares, of which sixty million (60,000,000) shares shall be common stock, each with a par value of $.0001 and fifteen million (15,000,000) shares shall be preferred stock, each with a par value of $.0001.

        II. Common Stock. Each holder of common stock shall be entitled to one vote for each share of common stock held on all matters as to which holders of common stock shall be entitled to vote. Except for and subject to those preferences, rights, and privileges expressly granted to the holders of preferred stock, and except as may be provided by the laws of the State of Delaware, the holders of common stock shall have exclusively all other rights of stockholders of the Corporation, including, but not by any way of limitation,
(i) the right to receive dividends, when and as declared by the board of directors out of assets lawfully available therefore, and (ii) in the event of any distribution of assets upon the dissolution and liquidation of the Corporation, the right to receive ratably and equally all of the assets of the Corporation, remaining after the payment to the holders of preferred stock of the specific amounts, if any, which they are entitled to receive as may be provided herein or pursuant hereto.

        III. Preferred Stock. The board of directors of the Corporation is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of the shares of preferred stock as a class or in series, and, by filing a certificate of designations pursuant to the Delaware General Corporation Law setting



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forth a copy of such resolution or resolutions, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of the class or of each such series and the qualifications, limitations, and restrictions thereof. The authority of the board of directors with respect to the class or each series shall include, but not be limited to, determination of the following:

                (i) The number of shares constituting any series and the distinctive designation of that series;

                (ii) The dividend rate on the shares of the class or of any series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priority, if any, of payment of dividends on shares of the class or of that series;

                (iii) Whether the class or any series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                (iv) Whether the class or any series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

                (v) Whether or not the shares of the class or of any series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                (vi) Whether the class or any series shall have a sinking fund for the redemption or purchase of shares of the class or of that series, and, if so, the terms and amount of such sinking fund;

                (vii) The rights of the shares of the class or of any series in the event of voluntary or involuntary dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of the class or of that series;

                (viii) Any other powers, preferences, rights, qualifications, limitations, and restrictions of the class or of any series.

                FIFTH: The name and mailing address of the incorporator is Bartly J. Loethen, c/o Burke, Warren, MacKay & Serritella, P.C., 330 N. Wabash Avenue, 22nd Floor, Chicago, Illinois 60611.

                SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the corporation.


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                SEVENTH: The election of directors need not be by written
ballot.

                EIGHTH: Indemnification.

                (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "Proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or inaction in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the GCL, as the same exists as of the date hereof or as may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide both prior to such amendment and as of the date hereof), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or trustee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this ARTICLE EIGHTH shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in connection with any such Proceeding in advance of its final disposition; provided, however, that, if the GCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this ARTICLE EIGHTH or otherwise. The corporation may, by action of the Board, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors, officers and trustees.

                (b) Right of Claimant to Bring Suit. If a claim under paragraph
(a) of this ARTICLE EIGHTH is not paid in full by the corporation within thirty days after written notice thereof has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any Proceeding in advance of its final disposition where the required undertaking, if any is


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required, has been tendered to the corporation, and as to any such other action as to which it shall not be a defense) that the claimant has not met the standards of conduct which make it permissible under the GCL for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including the Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct under the GCL, nor an actual determination by the corporation (including the Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                (c) Non-Exclusivity of Rights. The rights to indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition conferred in this ARTICLE EIGHTH shall not be (and they shall not be deemed to be) exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

                (d) Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, trustee, employee or agent of the corporation or another corporation, or of a partnership, joint venture, trust or other enterprise against any expense, liability or loss (as such terms are used in this ARTICLE EIGHTH), whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

                (e) Impairment of Existing Rights. Any repeal or modification of this ARTICLE EIGHTH shall not impair or otherwise affect any rights, or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

                (f) Construction and Presumption. This ARTICLE EIGHTH shall be liberally construed in favor of indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition and there shall be a rebuttable presumption that a claimant under this ARTICLE EIGHTH is entitled to such indemnification and the corporation shall bear the burden of proving by a preponderance of the evidence that such claimant is not so entitled to indemnification.

                (g) Confidentiality. Any finding that a person asserting a claim for indemnification pursuant to this ARTICLE EIGHTH is not entitled to such indemnification, and any information which may support such finding, shall be held in confidence to the extent permitted by law and shall not be disclosed to any third party.

                (h) Severability. If any provision of this ARTICLE EIGHTH shall be deemed invalid or unenforceable, the corporation shall remain obligated to indemnification and advance expenses subject to all those provisions of this ARTICLE EIGHTH which are not invalid or unenforceable.


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                NINTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this ARTICLE NINTH shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this ARTICLE NINTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                THE UNDERSIGNED, being the authorized officer of the Company pursuant to the GCL, does hereunto set his hand and seal this 14th day of May, 1999.





                                            David M. Tolmie, President